Exhibit 99.1

Kevin Soulsby	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

Intevac Appoints Cameron McAulay as Chief Financial Officer

Santa Clara, Calif. —July 10, 2024 — Intevac, Inc. (Nasdaq: IVAC), a leading supplier of thin-film processing systems, today announced the appointment of Cameron McAulay as the Company’s chief financial officer (CFO), effective today. Mr. McAulay succeeds Kevin Soulsby, who has served as interim CFO since August 2023 and today resumes his role as corporate controller for Intevac.

Cameron McAulay brings extensive experience in operational finance and over 25 years of financial management expertise to Intevac. Mr. McAulay served as CFO of Transphorm, Inc., a NASDAQ-listed semiconductor company and pioneer in GaN power conversion products, from 2015 until its recent $339M acquisition by Renesas Electronics Corporation. Prior to Transphorm, he served as finance director, worldwide customer group for KLA Corporation, a leading semiconductor capital equipment company, from 2012 to 2015. His earlier financial leadership experience included audit, controller, and business unit director roles at Atmel Corporation and National Semiconductor Corporation. Mr. McAulay earned his BS in Math, Statistics and Accountancy, with honors, from the University of Strathclyde in Glasgow, Scotland.

“We are very pleased to welcome to Intevac a CFO with over 20 years of experience in the global electronics and semiconductor industries, with a proven track record of success,” commented Nigel Hunton, Intevac’s president and chief executive officer. “Cameron’s substantial public company experience, fresh perspectives, strategic acumen, and true expertise in electronic device manufacturing will make him a tremendous asset to Intevac as we execute on our strategic growth initiatives. I look forward to working in close partnership with Cameron as he succeeds Kevin as our CFO. All of us at Intevac are grateful to Kevin for stepping into the CFO role for the last year.”

“I am excited to be joining Intevac at this key time, and am eager to contribute to the Company’s growth strategy,” commented Mr. McAulay. “I look forward to working with Nigel and the team to realize the significant growth potential ahead and deliver value for all of Intevac’s stakeholders.”

About Intevac, Inc.

Founded in 1991, we are a leading provider of thin-film process technology and manufacturing platforms for high-volume manufacturing environments. As a long-time supplier to the hard disk drive (HDD) industry, our industry-leading 200 Lean® platform supports the majority of the world’s capacity for HDD disk media production, as well as all technology upgrade initiatives currently underway in support of next-generation HAMR (heat-assisted magnetic recording) media. With over 30 years of leadership in designing, developing, and manufacturing high-productivity, thin-film processing systems, we also are leveraging our technology and know-how for additional markets with our groundbreaking TRIO™ platform, which enables high-value coatings to be deployed cost-effectively on an array of glass displays and other substrates, including for consumer devices. For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.